Exhibit (d)(vi)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of December 30, 2022, by and between FundVantage Trust, a Delaware statutory trust (herein called the “Trust”), and DuPont Capital Management Corporation (the “Investment Adviser”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of several series of shares, each having its own investment policies; and

WHEREAS, the Trust desires to retain the Investment Adviser to render certain investment advisory services with respect to the series listed on Schedule A of this Agreement as may be amended from time to time (each, a “Fund”), and the Investment Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. DUTIES OF INVESTMENT ADVISER.

a. Investment Management. The Trust employs the Investment Adviser, subject to the oversight of the Board of Trustees of the Trust (the “Board”), to manage the investment and reinvestment of the assets of the Fund, and to continuously review, supervise, and administer the investment program of the Fund and to determine in its discretion the securities to be purchased or sold subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as from time to time shall be in effect. No reference in this Agreement to the Investment Adviser having full discretionary authority over the Fund’s investments in any way shall limit the right of the Board to establish or revise policies in connection with the management of the Fund assets or to otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Investment Adviser has the authority to open accounts and enter into trading agreements on behalf of each of the Fund and to adhere on the Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

b. Compliance. The Investment Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Investment Adviser’s business as a registered investment adviser. The Investment Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Investment Adviser. In selecting the Fund’s portfolio securities and performing the Investment Adviser’s obligations hereunder, the Investment Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Investment Adviser shall maintain compliance procedures that the Investment Adviser reasonably believes are adequate to ensure the Investment Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Investment Adviser’s full responsibility for any of the foregoing.

c. Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Board has determined to delegate such authority and responsibility to vote proxies for the Fund’s securities to the Investment Adviser. So long as proxy voting authority for the Fund has been delegated to the Investment Adviser, the Investment Adviser shall exercise the Investment Adviser’s proxy voting responsibilities. The Investment Adviser shall carry out said responsibilities in accordance with any instructions that the Board provides from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Investment Adviser’s fiduciary responsibilities. The Investment Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Investment Adviser may be revoked or modified by the Board at any time.

The Investment Adviser is authorized to instruct the Fund’s custodian and/or broker(s) promptly to forward to the Investment Adviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolios of the Fund (other than materials relating to legal proceedings against the Fund). The Investment Adviser may also instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolios of the Fund. The Investment Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Investment Adviser in facilitating the use of a service provider. In no event shall the Investment Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Investment Adviser, consistent with the Investment Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Investment Adviser’s discretion, refraining from voting would be in the best interests of the Fund and the Fund’s shareholders as determined on a case-by-case basis.

d. Recordkeeping. The Investment Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Investment Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

The Investment Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Investment Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Trust) relating to the Investment Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business.

e. Holdings Information and Pricing. The Investment Adviser shall provide regular reports to the Board regarding Fund holdings, and, on the Investment Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Investment Adviser believes is appropriate for this purpose. The Investment Adviser agrees to notify the Trust promptly if the Investment Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Investment Adviser agrees to provide, upon request, any pricing information of which the Investment Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating a Fund net asset value in accordance with procedures and methods established by the Board.

f. Cooperation with Agents of the Trust. The Investment Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Fund as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

SECTION 2. CODE OF ETHICS. The Investment Adviser has adopted a written code of ethics that the Investment Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”) and which the Investment Adviser has provided to the Trust. The Investment Adviser shall ensure that the Investment Adviser’s “Access Persons” (as that term is defined in the Investment Adviser’s Code of Ethics) comply in all material respects with the Investment Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Investment Adviser shall provide the Trust with (i) a copy of the Investment Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Investment Adviser has adopted procedures reasonably necessary to prevent the Investment Adviser’s Access Persons from engaging in any conduct prohibited by the Investment Adviser’s Code of Ethics. Annually, the Investment Adviser shall furnish a written report to the Trust’s Board concerning the Investment Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Investment Adviser shall respond to requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Investment Adviser. The Investment Adviser immediately shall notify the Trust of any material violation of the Code, whether or not said violation relates to a security held by the Fund.

SECTION 3. INFORMATION AND REPORTING. The Investment Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Investment Adviser has assumed under this Agreement as the Trust from time to time reasonably may request.

a. Notification of Breach / Compliance Reports. The Investment Adviser shall notify the Trust’s chief compliance officer immediately upon detection of: (i) any material failure to manage the Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of the Fund’s or the Investment Adviser’s policies, guidelines, or procedures. In addition, the Investment Adviser shall provide a quarterly report regarding the Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and the diversification and source of income rules of Subchapter M of the Code, and the Fund’s policies, guidelines, or procedures as applicable to the Investment Adviser’s obligations under this Agreement. The Investment Adviser agrees to correct any such failure promptly and to take any action that the Board reasonably may request in connection with any such breach. Upon request, the Investment Adviser shall also provide the officers of the Trust with supporting certifications in connection with certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Investment Adviser shall promptly notify the Trust in the event that: (A) the Investment Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Investment Adviser with the federal or state securities laws; or (B) an actual change in control of the Investment Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

b. Board and Filings Information. The Investment Adviser shall provide the Trust with any information reasonably requested regarding the Investment Adviser’s management of the Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement or other regulatory filing to be filed by the Trust with the Commission. The Investment Adviser shall make the Investment Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Investment Adviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

c. Transaction Information. The Investment Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Fund and the Investment Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Investment Adviser to the Trust or the Trust’s designated agent in no way relieves the Investment Adviser of the Investment Adviser’s own responsibilities under this Agreement.

SECTION 4. FUND TRANSACTIONS.

a. Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Investment Adviser nor any of the Investment Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

b. Placement of Orders. The Investment Adviser shall have full discretion to select brokers and dealers, open securities accounts, and arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Investment Adviser. In the selection of these brokers or dealers and the placing of these orders, the Investment Adviser is directed at all times to seek for the Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Fund that the Investment Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Investment Adviser, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Investment Adviser in connection with the Investment Adviser’s or the Investment Adviser’s affiliates’ services to other clients.

c. Aggregated Transactions. On occasions when the Investment Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Investment Adviser, the Investment Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Investment Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Adviser reasonably considers to be equitable and consistent with the Investment Adviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

d. Affiliated Brokers. The Investment Adviser or any of the Investment Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Investment Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Investment Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Investment Adviser or the Investment Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Investment Adviser’s fees for services under Agreement.

SECTION 5. DELEGATION OF INVESTMENT ADVISER’S OBLIGATIONS AND SERVICES. With respect to the Fund, the Investment Adviser may enter into one or more contracts (each, a “Sub-Advisory Agreement”) with a sub-adviser in which the Investment Adviser delegates to such sub-adviser any or all of its obligations or services specified in Sections 1 and 2 of this Agreement, provided that each Sub-Advisory Agreement imposes on the sub-adviser bound thereby all the duties and conditions the Investment Adviser is subject to under this Agreement, and further provided that each Sub-Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

SECTION 6. CUSTODY. Nothing in this Agreement shall permit the Investment Adviser to take or receive physical possession of cash, securities, or other investments of the Fund.

SECTION 7. ALLOCATION OF CHARGES AND EXPENSES.

a. The Investment Adviser shall bear the Investment Adviser’s own costs of providing service hereunder. Other than as specifically indicated herein, the Investment Adviser shall not be responsible for the Fund’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

b. Unless the Trust, in respect of the Fund, has adopted a shareholder distribution or service plan pursuant to Rule 12b-1 under the 1940 Act or otherwise permitted by law, (i) the Investment Adviser shall pay all expenses of printing and mailing reports, prospectuses, statements of additional information, and sales literature relating to the solicitation of prospective investors in the Fund and (ii) the Trust shall pay all expenses relating to mailing to existing shareholders prospectuses, statements of additional information, proxy solicitation material and shareholder reports in respect of the Fund.

SECTION 8. REPRESENTATIONS, WARRANTIES AND COVENANTS

a. Properly Registered. The Investment Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Investment Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Investment Adviser, there is no proceeding or investigation that is reasonably likely to result in the Investment Adviser being prohibited from performing the services contemplated by this Agreement. The Investment Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Investment Adviser from serving as an investment adviser to an investment company. The Investment Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Investment Adviser’s investment management operations.

b. ADV Disclosure. The Investment Adviser has provided the Trust with a copy of Part I of the Investment Adviser’s Form ADV, as most-recently filed with the Commission, and with a copy of Part II of the Investment Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Investment Adviser’s Form ADV with the Commission or updating Part II of the Investment Adviser’s Form ADV, shall furnish a copy of said amendments or updates to the Trust. The information contained in the Investment Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

c. Fund Disclosure Documents. The Investment Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact relating to the Investment Adviser and the Investment Adviser’s affiliates, the Fund’s investment strategies and related risks, and other information supplied by the Investment Adviser for inclusion therein, and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

d. Use of Name. The Investment Adviser has the right to use its name in connection with the Investment Adviser’s services to the Trust and, subject to the terms set forth in Section 9 of this Agreement, the Trust shall have the right to use the Investment Adviser’s name in connection with the management and operation of the Fund until this Agreement is terminated as set forth herein. The Investment Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Investment Adviser or the Trust to use its name.

e. Insurance. The Investment Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material changes in the Investment Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Investment Adviser’s insurance policies. Furthermore, the Investment Adviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

f. No Detrimental Agreement. The Investment Adviser represents and warrants that the Investment Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Investment Adviser with respect to the Investment Adviser’s selection of securities for the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

g. Conflicts. The Investment Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties under applicable law.

h. Representations. The representations and warranties in this Section 8 shall be deemed to be made on the date that this Agreement is executed and at the time of the quarterly compliance report required by Section 3 of this Agreement, whether or not specifically referenced in said report.

SECTION 9. LICENSE OF INVESTMENT ADVISER’S NAME. The Investment Adviser grants to the Trust a license to use its name or any portion thereof (the “Name”) as part of the name of the Fund for the duration of this Agreement. The foregoing authorization by the Investment Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Investment Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Investment Adviser, the Investment Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (a) use the Name only in a manner consistent with uses approved by the Investment Adviser; (b) use the Trust’s best efforts to maintain the quality of the services offered using the Name; and (c) adhere to such specific quality control standards as the Investment Adviser from time to time reasonably may promulgate. At the request of the Investment Adviser, the Trust: (i) shall submit to Investment Adviser representative samples of any promotional materials using the Name; and (ii) shall change the name of a Fund within thirty (30) days of the Trust’s receipt of the Investment Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund.

SECTION 10. COMPENSATION.

a. For the services to be rendered by the Investment Adviser as provided in Section 1 of this Agreement, the Trust shall pay to the Investment Adviser compensation at the rate specified in Schedule A which is attached hereto and made a part of this Agreement. Such compensation shall be paid to the Investment Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule A, to the assets.

b. The fee shall be based on the average daily net assets for the month involved. The method for determining average daily net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section 10 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

c. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

SECTION 11. INDEPENDENT CONTRACTOR. In the performance of the Investment Adviser’s duties hereunder, the Investment Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund. The services of the Investment Adviser to the Trust are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Investment Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. If any occasion should arise in which the Investment Adviser gives any advice to the Investment Adviser’s clients concerning the shares of the Fund, the Investment Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

SECTION 12. LIMITATION OF LIABILITY. The duties of the Investment Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Investment Adviser hereunder other than those duties required to fulfill the Investment Adviser’s fiduciary duties. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or federal securities law which cannot be waived or modified hereby. (As used in this Section 12, the term “Investment Adviser” shall include directors, officers, employees and other corporate agents of the Investment Adviser as well as that corporation itself).

SECTION 13. DURATION AND TERMINATION.

a. This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to the Fund. Thereafter, if not terminated, this Agreement shall continue for successive annual periods, provided such continuance is specifically approved at least annually by (a) the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of the Trust or the Investment Adviser, as such term is defined in Section 2(a)(19) of the 1940 Act, cast in person at a meeting called for the purpose of voting on such approval, or (b) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement provided herein, the Investment Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; provided, further, that this Agreement may be terminated with respect to the Fund by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or upon the affirmative vote of a majority of the outstanding voting securities of a Fund, or by the Investment Adviser at any time, without payment of any penalty, by not more than sixty (60) days’ nor less than thirty (30) days’ written notice to the Trust.

b. In the event of termination of this Agreement for any reason, the Investment Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of the Fund and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Investment Adviser under applicable law. In addition, the Investment Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Investment Adviser.

SECTION 14. ASSIGNMENTS AND AMENDMENTS. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Investment Adviser of any liability incurred hereunder. This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

SECTION 15. CONFIDENTIALITY.

a. From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

b. Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (“Recipient”); (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

c. Recipient acknowledges that any Confidential Information provided by Discloser shall be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (i) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting Recipient’s own confidential and proprietary information; (ii) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (iii) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (v) below; (iv) to inform third-party recipients of the confidential nature of the Confidential Information; and (v) to disclose Confidential Information to Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of these persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

d. Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to Discloser.

e. Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any said court or administrative order.

f. It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

SECTION 16. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

SECTION 17. PERMISSIBLE INTERESTS. Trustees, agents, and shareholders of the Trust are or may be interested in the Investment Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Investment Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Investment Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise.

SECTION 18. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Investment Adviser:

DuPont Capital Management Corporation
Attn: Mr. William Smith, Managing Director
Chestnut Run Plaza, Building C735-1
974 Centre Road
Wilmington, DE 19805

If to the Trust:

FundVantage Trust
Attn: Joel Weiss, President
301 Bellevue Parkway
Wilmington, DE 19809

With copy to:

Joseph V. Del Raso, Esq.
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the third (3rd) business day after the date of mailing thereof.

SECTION 19. CHANGE IN INVESTMENT ADVISER’S OWNERSHIP. The Investment Adviser agrees that the Investment Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Investment Adviser within a reasonable time prior to said change being effected.

SECTION 20. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and the Investment Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

SECTION 21. PARAGRAPH HEADINGS. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

SECTION 22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FundVantage Trust

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President

DuPont Capital Management Corporation

By:	/s/ Valerie J. Sill
Name:	Valerie J. Sill
Title:	President and CEO

Schedule a

Dated December 30, 2022

to the

Investment Advisory Agreement Dated December 30, 2022

between

FundVantage Trust And DuPont Capital Management Corporation

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets
DuPont Capital Value Creators Large Cap Fund	0.45% (45 basis points)

A-1